SCHEDULE A
to the
PROFESSIONALLY MANAGED PORTFOLIOS
INVESTMENT ADVISORY AGREEMENT
With
Osterweis Capital Management, LLC

Series of Professionally Managed Portfolios	Annual Fee Rate as a Percentage of Average Daily Net Assets

Osterweis Strategic Income Fund	1.00% of average daily net assets on assets up to $250 million; 0.75% of average daily net assets between $250 million and $2.5 billion; and 0.65% of average daily net assets over $2.5 billion
Osterweis Growth & Income Fund (formerly, Osterweis Strategic Investment Fund)	0.75% for average daily net assets
Osterweis Emerging Opportunity Fund	1.00% on the first $500 million; 0.85% on amounts between $500 million and $1 billion, and 0.75% on amounts above $1 billion.
Osterweis Total Return Fund	0.45%
Osterweis Short Duration Credit Fund	0.75% for average daily net assets
Osterweis Sustainable Credit Fund	0.75% for average daily net assets

Approved by the Board: May 19, 2022

PROFESSIONALLY MANAGED PORTFOLIOS on behalf of the Funds listed on Schedule A	Osterweis Capital Management, LLC
By:	By:
Name: Carl G. Gee	Name:
Title: Vice President & Secretary	Title:

Schedule A revised on: May 19, 2022 to add two new series, the Osterweis Short Duration Credit Fund & Osterweis Sustainable Credit Fund.

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